Exhibit 10.4  -- Employment Agreement


                             EMPLOYMENT AGREEMENT


       EMPLOYMENT AGREEMENT (this "Agreement") made as of June 9, 1998, by and between Muller Media, Inc., a New York corporation having its principal place of business at 11 East 47th Street, New York, New York (the "Employer"), and
Robert Muller, 124 Dunning Road, New Canaan, Connecticut, 06840 (the
"Employee").

                             W I T N E S S E T H:

       WHEREAS the Employer is engaged in the promotion, marketing and sales of telecommunications-related merchandise; and

       WHEREAS the Employee possesses sales, management and marketing experience related to the type of business and activities in which the Employer is now engaged;

       WHEREAS the Employee has entered into a certain Stock Purchase Agreement dated November 26, 1996 among DCI Telecommunications, Inc. ("DCI"), the Employee, Robert Muller, and Employer (the "Stock Purchase Agreement"); and

       WHEREAS the Employee desires to be employed by the Employer and the Employer desires to employ the Employee, upon the terms and conditions contained in this Agreement.

       NOW, THEREFORE, in consideration of the covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee agree as follows:

       1. Employment. The Employer hereby employs the Employee and the Employee hereby accepts employment from the Employer, upon the terms and conditions set forth in this Agreement.

       2. Term. The term of this Agreement shall commence on the date of this Agreement and shall end three (3) years from such date plus a one (1) year extension at Employee's option.

       3. Scope of Duties. During the term of this Agreement, the Employee shall be employed as the President and Chief Executive Officer of Employer. The Employee will always be guaranteed a seat on the Board of Directors of Employer for the term of this employment-contract. The Employee shall have general control of the responsibility for the day to day operations of Employer relating to the general administration of the business, financial matters, development of new business and sales of products of the business. Such control and responsibility shall include, without limitation, the power to hire and discharge any employee of the Employer, to disburse

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funds, and to do all other acts necessary or appropriate to operate the business of the Employer.

       4. Scope of Service. During the term of this Agreement, the Employee shall, consistent with his duties as President and Chief Executive Officer of Employer, devote his attention, energies, and best efforts to the business of the Employer, and shall perform all of the duties that are required of him pursuant to the express terms of this Agreement. During the term of this Agreement, the Employee shall not, directly or indirectly, alone or as a member of any partnership, firm, corporation, association or other entity, or as an officer, director, employee or consultant of any corporation or other entity, be engaged in or concerned with any other business activity, whether or not such business activity is pursued for gain or profit or for other pecuniary advantage which shall compete with the Employer in the promotion, marketing and sales of telecommunications-related merchandise. Employee will be allowed to serve on boards of directors of non-profit organizations, engage in charitable activities and deliver lectures which do not directly compete with, or directly benefit competitors of the Employer. The foregoing shall not, however, be construed as preventing the Employee from investing his personal assets in such form or manner as will not require any services on his part in the operation of affairs of the companies or enterprises in which such investments are made. The Employee shall maintain his principal office in New York or Connecticut and it shall not be changed without his consent.

       5. Compensation. As compensation for services rendered by the Employee to the Employer, the Employee shall be paid during the term of this Agreement out of the general fund of Employer the following amounts:

              (a)          Base Salary.

                     (i) For the calendar year 1997 and until December 31, 1997, the Employee shall be deemed for purposes of this Agreement to have received a base salary equal to Two Hundred Seventy-five Thousand Dollars ($275,000) per annum, payable in monthly installments ("Base Salary*).

                     (ii) The amount of the Employee's Base Salary in all subsequent years during the term of this Agreement, and renewals thereof, will be increased on January 1 of each year. During the term of this Agreement and all renewals thereof, the then, current Base Salary shall be increased as of each January 1, beginning January 1, 1998, by a rate equivalent to any percentage increase in the Consumer Price Index for the twelve month period occurring prior to the date of the scheduled change, plus five percent (5%). As used in this section, the Consumer Price Index shall mean (i) the "CONSUMER PRICE INDEX FOR URBAN WAGE EARNERS AND CLERICAL WORKERS, currently published by the








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Bureau of Labor Statistics of the United States Department of Labor for the
Greater New York Metropolitan Area on a bi-monthly basis, or (ii) if the publication of the Consumer Price Index shall be discontinued, and/or the Consumer Price Index is published more or less frequently at the time any of the foregoing determinations are made, the comparable index most clearly reflecting diminution of the real value of the Base Salary and/or the publication periods most comparable to those specified above. In the event of a change in the base for the Consumer Price Index, the numerator of the fraction referred to above shall be appropriately adjusted to reflect continued use of the base period in effect at the time of its adoption for use hereunder. At the request of either party hereto, the other from time to time shall execute an appropriate instrument supplemental to this Agreement evidencing the then current Base Salary payable by the Employer hereunder.

              (b)              Stock Purchase Option.

                    In addition to the Base Salary, DCI shall grant to employee a stock option to purchase 50,000 registered shares of DCI on the effective date of this Agreement and, thereafter to purchase 50,000 registered shares of DCI on each anniversary date of this Agreement (a total of 150,000 registered shares for the term of this Agreement and 50,000 registered shares in the option year if option is taken), in each case under the same terms and conditions contained in DCI's stock option plan which is hereby incorporated by reference in this Employment Agreement and at a price equal to the price per share prevailing on the date of execution of the Stock Purchase Agreement, in the case of the option granted on the effective date of this Agreement and, in the case of each subsequent option granted on each anniversary date of this Agreement at the then existing market price. Options granted pursuant to this section shall vest on the first anniversary of the date such options are granted and shall be exercisable for a period of five years after the date of grant.


       6. Withholdings. All compensation, including any incentive bonus, paid to the Employee under this Agreement shall be subject to applicable withholdings for federal, state, and local income taxes, FICA, and all other applicable withholdings required by law.

       7. Vacation. In each calendar year during the term hereof, the Employee shall be entitled to an annual paid vacation of four (4) weeks. Vacation shall be taken upon reasonable advance notice to the Employer, and at such times not to interfere with the proper operation of the business of Employer or the Employee's responsibility under this Agreement. Unused vacation shall be carried over from year to year, and the Employee shall be entitled to the value of any unused vacation








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time remaining upon the expiration or earlier termination of this Agreement.

       8. Employee Benefits. During the term of this Agreement the Employee shall be entitled, at the Employee's option, to participate in, and to receive, any and all benefit plans and bonuses (either Employer's or DCI's), at Employee's option, for which he is now or hereafter eligible, including, but not limited to, the following:

              (a) Life insurance, disability insurance, health, dental and welfare plans of the Employer or DCI;

              (b) Any and all retirement plans established by the Employer or DCI pursuant to the terms of said plan, including, but not limited to, Thrift Plans, ESOP's and 401(k) plans, it being understood that, in the event that the Employee elects to be covered under Employer's benefit plans during the term of this Agreement and Employer is capable of maintaining such plans without subsidy from DCI, DCI shall not terminate any such retirement plan; and

              (c) Any other benefits which officers or employees of the Employer or DCI may be entitled to at any time during this Agreement.

       9.          Expenses.

              (a) Employer shall reimburse the Employee for all reasonable expenses incurred by the Employee in connection with the rendering of services under this Agreement including, without limitation, reasonable travel (reasonable air travel defined as Business Class) and entertainment, Employee's attorneys fees incurred in preparation and review of this Agreement and reasonable legal fees if any litigation or proceeding results in a settlement or judgment at least partly in favor of the Employee.

              (b) Employer's obligation to reimburse the Employee for such reasonable expenses is conditioned upon the employee submitting itemized statements, bills, receipts, or other EVIDENCE OF EXPENDITURE, IN A form reasonably satisfactory to the Employer. Reimbursement for any authorized expenses shall be made by the Employer within thirty (30) days after the Employer's receipt of such itemized statements, bills, receipts, or other evidence of expenditure from the Employee.

              (c) DCI cannot and will not draw upon funds of Employer if any such draw would leave Employer with an annual operating budget of less than of $900,000.

       10.          Termination.









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(a)    Termination for cause. The Employer, acting through its Board of
Directors, may terminate this Agreement only for cause by written notice to the Employee. For the purposes of this Agreement, the term "cause" shall include only the following acts: (1) any material breach of any fiduciary duty owed by the Employee to Employer which if curable is not cured within 30 days after written notice from Employer to Employee; or (2) any mental or physical disability suffered by the Employee which makes it impossible for the Employee to perform his duties under this Agreement for a period of one hundred eighty
(180) consecutive days; or (3) the Employee's failure, not caused by physical or mental disability, to perform his duties and responsibilities as required under the express terms of this Agreement. Employer may not terminate this Agreement under any other circumstances.

              (b) Voluntary termination by Employee. This Agreement may be terminated by the Employee with or without cause upon sixty (60) days written notice to the Employer provided that employee may not compete with Employer and or DCI in the television distribution business for a period equal to the lesser of one year from date of termination or the remainder of the then effective term of this Agreement.

       In   the event that this Agreement is terminated by the Employee for any of the following reasons (collectively, "Employee Cause"), the Employee shall be entitled to Severance Benefits described in Section 11 below:

                     (i) The Employer is liquidated, dissolved, consolidated, merged or sold, or a controlling interest in the common stock of the Employer is transferred from the current owner (s) thereof;

                     (ii) Any material breach of any other obligation of the Employer hereunder.

Employer covenants that it will not:

                     (i) Remove Employee from his current position, or reduce the Employee's duties and responsibilities;

                     (ii) Relocate the Employee outside of New York or Connecticut;

                     (iii) Reduce the Employee's salary and/or benefits from those set forth in this Agreement; or

                     (iv) Terminate this Agreement for any reason other than as set forth in Section 10(a).

Any breach by Employer of this provision will constitute a "material breach" under Section 10(b)(ii) hereof.




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(c)    Physician statement. Prior to terminating the Employee by reason of the existence of any condition of mental or physical disability, as stated in paragraph (a) of this Section 10, the Employer shall first obtain a written statement from an attending physician or psychotherapist competent in the area relating to Employee's illness or condition, stating that in the physician or psychotherapist's professional opinion, the Employee is unable to perform his duties and responsibilities in a manner contemplated by this Agreement. If Employee refuses or fails to consent to an examination of the Employee for the purpose of obtaining the written statement required herein, then the necessity of obtaining such statement shall be deemed waived by the Employee.

              (d) Termination upon death of Employee. This Agreement shall terminate upon the Employee's death. Upon such termination Employee's estate shall be entitled to receive Base Salary plus any adjustments due to the Employee to the last day of the calendar month succeeding the calendar month in which death occurs and any unpaid incentive bonus for such period which may become due by reason of collection after Employee's death.

       11. Severance. In the event that this Agreement is terminated by the Employee for Employee Cause, then the Employer shall pay Employee the following:

              (a) A severance bonus from the general funds of the Employer, consisting of:

                     (i) The present value of the Employee's salary, less amounts the Employee would have paid for under the benefits set forth in
Section 8 hereof for the greater of the unexpired term of this Agreement or two
(2) years;

                     (ii) At the Employee's election, either the payment of the present value as a lump sum, or payment in any form and manner provided for in the Employer's or DCI's retirement plan, of the pension benefits which the Employee would have received at the end of the term hereof, calculated on the assumptions of full vesting and compensation for the unexpired portion of the term hereof at the rate in effect at the time of termination;

                     (iii) The present value of payments the Employer or DCI would have made during the unexpired portion of the term hereof to any ESOP and Thrift Plan for the Employee; and

       The severance bonus due under this paragraph 11(a) shall be paid to the Employee in a single lump sum within thirty (30) days after the termination of the Employee;

              (b) The Employee's then-effective Base Salary for a period of six (6) months or until such sooner time as Employee





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obtains new employment, to be paid to the Employee on the dates when such salary would have been payable had such employment not been terminated; and

              (c) In addition to any COBRA rights, reasonable expenses pursuant to paragraph 8 of this Agreement for health and life insurance in the amounts and coverages existing at the time of termination (i) for a period of the longer of six months or the remainder of the calendar year in which Employer terminates this Agreement or (ii) until such sooner time as Employee obtains new coverage in the course of new employment.

       12. Assignment. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

       13. Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof. This Agreement may not be amended or modified except by a writing executed by both the Employer and the Employee.

       14. Severability. All agreements and covenants contained in this Agreement are severable, and in the event any of them are held to be invalid, then this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

       15. Governing Law. This Agreement shall be governed, construed, and interpreted by and in accordance with the laws of the State of New York. Any dispute arising under this Agreement that is not settled promptly in the ordinary course of business shall be resolved pursuant to the arbitration procedure set forth in Section 13.5 of the Stock Purchase Agreement except that the term "Employee," as used in this Agreement, shall be substituted for the terms "Seller" and "Sellers" as used in the Stock Purchase Agreement, and any arbitration procedures instituted pursuant to this Agreement shall pertain only to the Employee, not to any other party who may have an employment agreement with the Employer nor to any other employment agreement between the Employer and another employee.

      16. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all collectively constituting the same instrument.

       17. Notices. All notices required or permitted under this Agreement shall be in writing and shall de deemed "given" when personally delivered or.if mailed by registered or certified mail, postage prepaid, to the respective addresses of the parties stated in the preamble to this Agreement, within 5 business days of such mailing.




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18.    Binding Agreement. The provisions, covenants and agreement contained herein will inure to the benefit of, and be binding upon, the parties hereto and the respective heirs, executors, administrators, successors, legal representatives and assigns.

       19. Waiver of Breach. The waiver by either party of a breach or violation of any provisions of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

       IN WITNESS WHEREOF, the parties have executed this employment agreement as of the day and year first above written.


                                         Mu11er.Media, Inc.


------------------------------           By --------------------------
Witness     (Jordan E. Ringel)               Daniel Mulholland
            (Linda Aro)                      Its Executive Vice President
            (Christine Kelly)




                                                 ROBERT MULLER


                                         Approved by:

                                         DCI Telecommunications, Inc.


----------------------------              By ----------------------------
Witness                                            Joseph J. Murphy
                                                   Its President


----------------------------
Witness










                                      -8-



                                      MMI

                              MULLER MEDIA, INC.




May 1, 2001

Mr. Joseph Murphy
DCI TELECOMMUNICATIONS, INC.
611 Access Road
Strafford, CT 06615

Re:   Addendum Agreement of Employment Terms and
      Extensions - Robert B. Muller and Daniel E. Mulholland

Dear Joe:

The purpose of this letter is to confirm our meeting and conversations as to extended or changed employment circumstances for Robert B. Muller and Daniel E. Mulholland effective June 9, 2001.

As to DANIEL E. MULHOLLAND, he will be promoted to President and C.O.O. of Muller Media, Inc., a wholly owned subsidiary of DCI Telecommunications, Inc. With his added responsibilities, in addition to his usual annual salary increase in accordance with his Employment Agreement dated June 9, 1998, Mr. Mulholland's salary (after annual increase) will increase by $25,000.00 annually beginning June 9, 2001. In addition, his employment agreement will be extended for an additional three (3) years under the same terms and conditions set forth in his June 9, 1998 Employment Agreement (or to June 9, 2004).

As to ROBERT B. MULLER, he will become Chairman and C.E.O. of Muller Media, Inc., a wholly owned subsidiary of DCI Telecommunications, Inc. Mr. Muller's responsibilities will include advising, consulting, and assisting Mr. Daniel E. Mulholland with his new and expanded duties as President and C.O.O. Mr. Muller will no longer frequent the offices of Muller Media, Inc. or travel on their behalf on a regular basis, but will be available on an as needed basis to prepare Mr. Mulholland for his new responsibilities.

In return for Mr. Muller's adjusted position with Muller Media, Inc., he is to have his salary reduced to $200,000., his employment as such to be for one (1) year beginning June 9, 2001, and will include the same terms, conditions and benefits set forth in his original June 9, 1998 Employment Agreement.



          11 EAST 47th STREET, NEW YORK, NY 10017-1919 (212) 317-0175
                  FAX: (212) 317-0102  Email: muller1147@aol.com




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Page 2 of 2
May 1, 2001
Mr. Joseph Murphy, DCI Telecommunications
Addendum Agreement of Employment Terms and Conditions





It is also understood and agreed that Mr. Mulholland will have the right, if needed, to hire an additional sales representative for Muller Media, Inc. to travel, communicate and present the company's product throughout the Television and/or Cable Territories for which the company has under license. Salary and terms of employment for such new employee will be consistent with industry standards.

If the above is in full accordance with our mutual understanding and agreement, please counter-sign below, returning three (3) individually signed copies to my attention.




Agreed to as to                      Agreed to as to
DCI Telecommunications, Inc.         Muller Media, Inc.


Dated    .5/10/01                    Dated        5/1/01


---------------------------          -------------------------------
Joseph Murphy        Title           Robert B. Muller     President

                                     Dated        5/1/01


                                     ---------------------------------
                                     Daniel E. Mulholland       E.V.P.





          11 EAST 47th STREET, NEW YORK, NY 10017-1919 (212) 317-0175
                  FAX: (212) 317-0102  Email: muller1147@aol.com

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